EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 30th day of March, 2005 and will be effective as of 12:01 a.m. on March 31, 2005 (the “Effective Date”), by and between Dynamic Marketing I, Inc., a Florida corporation, (together with its successors and assigns, the “Company”), and Gregg Madsen (the “Officer”).

In consideration of the mutual promises, agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment Period. Subject to Section 3, the Company hereby agrees to employ the Officer, and the Officer hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for an initial term beginning on the Effective Date and expiring on the third anniversary of the Effective Date (the “Initial Term”). After the expiration of the Initial Term, the term of Officer’s employment shall automatically be extended without further action by the parties for successive one (1) year renewal terms, provided that if either party gives the other party at least thirty (30) days advance written notice of his or its intention to not renew this Agreement for an additional term, the Agreement shall terminate upon the expiration of the then current term (the Initial Term and any subsequent renewal term shall be defined as the “Employment Period”).

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, the Officer shall serve as Chief Operating Officer (the “Officer”) of the Company and, in so doing, the Officer shall report to the Chief Executive Officer of the Company. The Officer shall have supervision and control over, and responsibility for, the day-to-day operations of the Company and such management and operational functions of the Company assigned to such position, from time to time by the Chief Executive Officer of the Company, and shall have such other powers and duties (including holding other officer positions with the Company and any Related Company (as hereinafter defined) as may from time to time be prescribed by the Chief Executive Officer, so long as such powers and duties are reasonable and customary for the Chief Operating Officer of an enterprise comparable to the Company.

(ii) During the Employment Period, but excluding any periods of vacation and sick leave to which the Officer is entitled, the Officer shall devote all of his business time to the business and affairs of the Company and shall use the Officer’s commercially reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities to the Company.

(iii) During the Employment Period, the Officer (A) shall inform the Company of each business opportunity which falls within or is related to the business of the Company of which he becomes aware and shall not, directly or indirectly, exploit any such opportunity for his own account and (B) shall not render any services to any other such person or business.

“Related Company” means any Affiliate (as defined below) of the Company which is engaged in a business which is substantially similar to or which is directly related to the business in which the Company is engaged during the Employment Period. “Affiliate” means, with respect to a person, another person that controls, is controlled by or is under common control with such person.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Officer shall receive an annual base salary (“Annual Base Salary”), pro rated for any partial year, which shall be paid in accordance with the customary payroll practices of the Company (but no less frequently than monthly), of One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00). If during the first six (6) months of the Employment Period the Company achieves positive Net Income (as defined below), Officer’s Annual Base Salary shall be increased to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), pro rated for any partial year and payable in accordance with the customary payroll practices of the Company (but no less frequently than monthly). By referring to an “Annual Base Salary,” the Company is not modifying its termination rights under Section 3 of this Agreement.

(ii) Stock Options. During the Employment Period, subject to the terms hereof, the Officer shall have the option to purchase up to Three Hundred Thousand (300,000) shares of the common stock of Dynamic Health Products, Inc. (“DYHP”), at a price equal to the average closing bid price of the stock during the five (5) trading days immediately preceding the date of this Agreement (the “Option”). The Option shall be represented by, and shall contain the terms set forth in, the option agreement attached hereto as Exhibit 2(b).

(iii) Bonus Pay. The Officer shall be entitled to a two-tiered bonus payment, as specified below.

A. Net Income. For each full year of service during the Employment Period, the Officer shall be entitled to receive eight percent (8%) of the incremental increase in Net Income for each Period (as defined below) as compared to the prior Period (the “Change in Net Income”). Also, the Officer shall, at his discretion, be entitled to allocate up to an additional two percent (2%) of the Change in Net Income among the other employees of the Company. “Net Income” shall mean total revenues minus total expenses of the Company during the relevant Period. “Period” shall mean each full fiscal year of the Company during the Employment Period; provided, however, that when determining Officer’s bonus for the year ended March 31, 2006, the first bonus to which he would be entitled, the Company’s Net Income for the year ended March 31, 2006 shall be compared with the Net Income of Dynamic Marketing, Inc., a Rhode Island corporation, which was the predecessor of the Company by merger, for its fiscal year ended December 31, 2004.

B. Gross Profit. For each full year of service during the Employment Period, the Officer shall be entitled to receive five percent (5%) of the Gross Profit of the Company for each Period (the “Gross Profit Bonus”) that is derived solely from the sale of the Company’s proprietary and branded products that are newly developed and first sold after the date of this Agreement. “Gross Profit” shall mean the revenues of the Company derived from the sale of the Company’s proprietary and branded products that are newly developed and first sold after the date of this Agreement less (i) cost of goods sold, (ii) commission expense, (iii) the cost associated with returned or undeliverable products, and (iv) other expenses directly related to the creation of the products being sold.

C. Procedure. On or before sixty (60) days following the end of each Period commencing March 31, 2006, the Company shall (1) determine the Change in the Net Income for the Period, (2) calculate the Gross Profit Bonus for the Period, and (3) deliver a written statement (the “Bonus Statement”) detailing the calculation of the Change in Net Income and the Gross Profit Bonus to the Officer. The calculation of the Change in Net Income and the Gross Profit Bonus shall be prepared in the sole but reasonable discretion of the Company from the books and records of the Company and in accordance with generally accepted accounting principles.

D. Guaranteed Payment. Notwithstanding anything to the contrary, for the fiscal year ended March 31, 2006 only, Officer shall receive a bonus of at least $20,000, regardless of whether he is entitled to receive any bonus under paragraphs B or C of this Section 2(b)(iii). This guaranteed payment is meant to be a minimum bonus for such fiscal year and is not intended as an additional bonus. Any sums actually earned under paragraphs B and C shall reduce this minimum bonus.

(iii) Benefits. During the Employment Period, the Officer shall, subject to meeting any eligibility requirements, be entitled to receive all of the fringe benefits and participate in all of the health, savings and retirement plans and programs that are currently available to the Company’s officers. Additionally, the Officer will be entitled to an auto allowance.

(iv) Expenses. During the Employment Period, the Officer shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Officer in accordance with the policies, practices and procedures of the Company as are in effect from time to time.

(v) Vacation and Holidays. During the Employment Period, the Officer shall be entitled to three (3) weeks paid vacation per year and paid holidays in accordance with the policies of the Company as are in effect, from time to time, for its officers.

(vi) Key Man Life Insurance. The Company shall obtain a One Million Dollar ($1,000,000) term life insurance policy on the life of the Officer and pay all premiums due under such policy during the Employment Period, the proceeds of which shall be payable to the Company.

(c) Officer’s Representations. The Officer hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which the Officer is a party or any judgment or decree to which the Officer is subject. In addition, the Officer represents and warrants to the Company that, to his knowledge, he has no physical or mental condition that could prevent him, or make it more difficult for him, to perform his obligations under this Agreement during the Employment Period.

3. Termination of Employment.

(a) Death or Disability. The Officer’s employment shall terminate automatically upon the Officer’s death during the Employment Period. If a Disability of the Officer occurs during the Employment Period, the Company may give to the Officer written notice in accordance with Section 12(b) of its intention to terminate the Officer’s employment. In such event, the Officer’s employment with the Company shall terminate effective on the 30th day after the giving of such notice (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean the Officer’s inability to perform his duties and obligations hereunder (with reasonable accommodation only if required by applicable law) for more than 45 days in any 180-day period due to mental or physical incapacity as determined by a physician selected by the Company or its insurers. If Officer disputes the opinion of Company that he has a “Disability” within the meaning of this Section 3(a), the issue shall not be litigated, but shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The cost of such arbitration, including, but not limited to, the fee of the arbitrator(s), shall be assessed in accordance with the decision of the arbitrator(s). The determinations of and decisions resulting from such arbitration shall be conclusive, final, and binding upon the parties.

(b) Cause. The Company may terminate the Officer’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (i) a breach by the Officer of the Officer’s obligations under Section 2(a) (other than as a result of physical or mental incapacity) which constitutes a material nonperformance by the Officer of his obligations and duties thereunder (including the failure of the Officer to carry out or comply with in any material respect any directive of the Chief Executive Officer of the Company, which is consistent with Officer’s obligations as provided in Section 2(a)), as reasonably determined by the Chief Executive Officer of the Company; (ii) commission by the Officer of an act of fraud upon, or willful misconduct toward the Company or any Related Company, as reasonably determined by the Chief Executive Officer of the Company; (iii) a breach by the Officer of any of Sections 6 through 9 hereof; (iv) the Officer’s conviction of or no contest plea to (A) any felony or (B) a misdemeanor involving deceit, fraud, sexual misconduct, or illegal drugs, whether the charge arises under the laws of the United States or any other state within the United States; (v) the Officer’s making of disparaging oral or written statements regarding the Company or any Related Company, including their respective boards or the members thereof, officers, owners or management team; (vi) any judicial or arbitrators’ determination that the Officer acted as a Company employee in an intentionally wrongful or tortious manner toward another employee, customer, supplier or prospective customer or supplier; or (vii) a reasonable determination by the board of directors of the Company that Officer has engaged in illegal drug or substance use that renders him unable to perform his duties or which has a material adverse impact on the Company. For purposes of this Agreement, “without Cause” shall mean a termination by the Company of the Officer’s employment during the Employment Period for any reason other than a termination based upon Cause, death or Disability.

(c) Good Reason. The Officer may terminate his employment during the Employment Period for a Good Reason or for other than a Good Reason. For purposes of this Agreement, “Good Reason” shall mean action by the Company directed at the Officer specifically, and not at all employees generally, which has the effect of

(i) a significant adverse change, without Officer’s written consent, in the nature or scope of Officer’s authority, powers, functions, duties or responsibilities, provided however, that the removal of or change in Officer’s titles will not constitute “Good Reason”;

(ii) the substantial reduction in the benefits or perquisites (but not bonus or other compensation), including any pension, life insurance, medical insurance or disability plan for which Officer was eligible during the immediately preceding fiscal year, unless such reduction is due to an across-the-board reduction applicable to all executives of Company;

(iii) failure of any successor to, or assignee of, Company to assume the duties and obligations of Company under this Agreement; or

(iv) an attempt by Company to relocate Officer to, or to require Officer regularly to perform services at, any location that is outside a radius of 50 miles from Cranston, Rhode Island;

provided, however, that any such action by the Company shall not constitute Good Reason unless the Company has failed to substantially cure such action within fifteen (15) days following the delivery by the Officer of a written notice to the Company specifying in reasonable detail the nature of the claimed action and the manner in which the Company may cure such action. For purposes of this Agreement, “without Good Reason” shall mean a voluntary termination by the Officer of the Officer’s employment during the Employment Period for any reason other than a termination for Good Reason.

(b) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Officer for a Good Reason or for other than a Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice). The failure by any party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

(c) Date of Termination. “Date of Termination” means (i) if the Officer’s employment is terminated by the Company for Cause, or by the Officer for other than a Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(c), as the case may be, (ii) if the Officer’s employment is terminated by the Company without Cause or by the Officer for a Good Reason, the date on which the Company notifies the Officer of such termination or the Officer notifies the Company of such termination, as applicable, and (iii) if the Officer’s employment is terminated by reason of death or Disability, the date of death of the Officer or the Disability Effective Date, as the case may be.

(d) Rights and Obligations Upon Notice of Termination. The foregoing notwithstanding, if the Officer gives notice of termination of this Agreement under this Section 3, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, the Company may, in its sole discretion and subject to its other obligations under this Agreement, immediately relieve the Officer of his duties under this Agreement, in which event the Officer shall have no further duties or obligations under Section 2(a). In the event that the Officer is relieved of responsibilities pursuant to this paragraph, the Company shall nevertheless continue the Officer’s Salary and benefits through the Termination Date and none of the Company’s other obligations pursuant to this Agreement shall be affected in any way.

4. Obligations of the Company upon Termination.

(a) Other Than for Cause, Death or Disability. For and in consideration of the Officer’s covenants set forth in Sections 6 through 9 of this Agreement, the Company agrees that if, during the Employment Period, the Company shall terminate the Officer’s employment other than for any of Cause, death or Disability, or the Officer shall terminate this Agreement for a Good Reason, the Company shall (i) pay to the Officer in cash within 10 days after the Date of Termination such portion of the Officer’s Annual Base Salary through the Date of Termination as has not theretofor been paid and any expenses not previously reimbursed in accordance with Section 2(b)(iv) hereof (collectively, “Accrued Obligations”), and (ii) pay to the Officer in regular installments in accordance with the customary payroll practices of the Company, an amount equal to the Officer’s then current Annual Base Salary from the Date of Termination through the end of the current Employment Period (the “Severance Payment”). The Company shall have no further payment obligations to the Officer under this Agreement, other than for (A) amounts arising from the Officer’s participation in, or benefits under, any plans or programs in which the Officer participated pursuant to Section 2(b)(iii), which amounts shall be payable in accordance with the terms and conditions of such plans and programs, and (B) bonus payments, if any, of the Change in Net Income and the Gross Profit Bonus calculated based upon the current Period ending on the Date of Termination.

(b) Cause, Death, Disability or Resignation. If the Officer’s employment shall be terminated by the Company for Cause, death or Disability or the Officer terminates his employment during the Employment Period and resigns for any reason other than a Good Reason, the Company shall have no further payment obligations to the Officer (including no obligation to make the Severance Payment or any bonus payments, if any, of the Change in Net Income and the Gross Profit Bonus for the current Period) other than for Accrued Obligations and for amounts arising from the Officer’s participation in, or benefits under, any plans or programs in which the Officer participated pursuant to Section 2(b)(iii), which amounts shall be payable in accordance with the terms and conditions of such plans and programs. The Officer acknowledges that the Officer’s covenants set forth in Sections 6 through 9 of this Agreement shall continue as provided in such Sections following the termination of the Officer’s employment by the Company for Cause or Disability or by the Officer through his resignation for any reason.

5. Full Settlement. In no event shall the Officer be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Officer under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Officer obtains other employment. The Company shall not be liable to Officer for any damages in addition to the amounts payable under Section 4 arising out of the termination of the Officer’s employment prior to the end of the Employment Period.

6. Confidential Information. The Company hereby agrees to provide the Officer with, and the Officer hereby acknowledges that, he will be made aware of certain confidential business information, trade secrets, innovations and inventions, expertise and know-how, customer information and other non-public information concerning the business of Company and the Related Companies (“Confidential Information”), and that such information, even though it may be contributed, developed or acquired by the Officer, constitutes valuable, special and unique assets of the Company, which are to be held by the Officer in trust and solely for the Company’s benefit. In addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits of the Uniform Trade Secrets Act, any other applicable and the common law.

(a) Confidentiality of Information. The Officer shall not, during the Employment Period and for a period of three (3) years thereafter, divulge or disclose to any third person, firm or company, or make personal or non-Company use of, any Confidential Information. These obligations of nondisclosure shall not apply to information which: (i) is in the public domain or is generally known or available, or hereafter becomes part of the public domain or is generally known or available through no violation of this Agreement; (ii) is henceforth lawfully acquired by the Officer from any third party not bound, to the actual knowledge of the Officer, by an obligation of confidence to the Company or (iii) is required, pursuant to judicial action or governmental regulations or other requirements, to be disclosed by the Officer, provided that the Officer has notified the Company of such imminent disclosure and cooperates with the Company in the event that the Company elects to contest and avoid such disclosure.

(b) Return of Information. Upon termination or expiration of this Agreement, the Officer shall return to the Company, and will not keep in his possession, all documents, drawings, computer files or any other information in tangible form, whether confidential or not, concerning the business or operations of the Company or the Related Companies.

(c) Non-Disparagement. Upon termination of this Agreement, the Officer shall not make, except as required by judicial, legislative or administrative process or governmental rule or regulation, public or private comments about or relating to Company or the Related Companies or their respective boards or the members thereof, officers, owners or management team, where such comments are derogatory or defamatory, or may tend to injure in business, public or private affairs, regardless of whether the same relate to matters of fact or to matters of personal opinion.

7. Conflicts of Interest. The Officer shall not, during the Employment Period and for two (2) years following the expiration or termination of the Employment Period for any reason, or if later and applicable to the termination, the date of the final Severance Payment pursuant to Section 4(a) (the “Restricted Period”), directly or indirectly become involved in any Conflict of Interest. For purposes of this Agreement, a “Conflict of Interest shall mean ownership of an interest in any competitor of the Company or Related Company, or any supplier, contractor, subcontractor, customer or other entity with which the Company or any Related Company does business or accept any payment, service, gift, loan or other favor from any such entities; provided, however, that the Officer may own, solely as an investment, up to five percent (5%) of any securities of any publicly traded partnership, trust, corporation or other entity, provided he remains a passive investor in such entity. Upon discovery of such a conflict of interest, the Officer shall take immediate action to remove the conflict. The Officer shall promptly disclose to the Chief Executive Officer of the Company any facts or circumstances which might involve or cause an actual conflict of interest, or the appearance of one.

8. Solicitation of Employees. The Officer shall not during the Restricted Period directly or indirectly solicit for employment, or otherwise encourage the departure of, any employee of the Company or any Related Company.

9. Competition. The Officer shall not, during the Employment Period and during the Restricted Period: (i) carry on or engage in, directly or indirectly, a business similar to the business of the Company or any Related Company within the State of Rhode Island or within any other areas in which the Company or any Related Company operates, whether directly or through an agent, during the Employment Period (collectively, the “Non-Compete Area”), (ii) solicit any direct or indirect customers of the Company or any Related Company within the Non-Compete Area for a business that competes with the Company, or (iii) own, manage, operate, control or be employed by or participate in the management, ownership, operation or control of, or be connected in any manner with, any business in the Non-Compete Area of the type and character engaged in by the Company or any Related Company; provided, however, that the Officer may own, solely as an investment, up to five percent (5%) of any securities of any publicly traded partnership, trust, corporation or other entity, provided he remains a passive investor in such entity.

The Officer agrees that it would not be possible to measure in monetary terms the damages which the Company would incur if the Officer breaches his obligations under this Section 9. Therefore, if the Company institutes any action or proceedings to enforce its rights hereunder, the Officer agrees that the Company may seek specific performance of the requirements of this Section 9 or temporary or permanent injunctive relief, and that the Officer will not assert, and he hereby does waive forever the claim or defense that the Company has an adequate remedy at law. The Officer further agrees that, if the Officer violates any of the covenants set forth in this Section 9, the Company will suffer irreparable damage and shall be entitled to full injunctive relief or such other relief against the Officer as may be provided by law or in equity together with such damages as may be provided at law or in equity. In the event of the Officer’s breach of this Section 9, the Officer further agrees to pay the Company all reasonable and necessary costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing its rights hereunder. The provisions of this Section 9 are intended to convey enforceable benefits upon the successors and assigns of the Company, and such successors and assigns are hereby authorized to enforce the provisions of this Section 9.

The Officer specifically acknowledges and agrees as follows: (A) the covenants contained in this Section 9 are reasonable and necessary to protect the Confidential Information, goodwill and the operations and legitimate business interests of the Company, (B) the time duration of such covenants are reasonable and necessary to protect the Confidential Information, goodwill and the operations and legitimate business interests of the Company, (C) the geographical area limitations of such covenants are reasonable and necessary to protect Confidential Information, goodwill and the operations and legitimate business interests of the Company and (D) such covenants are not oppressive to the Officer and do not impose a greater restraint on the Officer than is necessary to protect the Confidential Information, goodwill and the operations and legitimate business interests of the Company.

It is the express intention of the Company and the Officer to comply with all laws which may be applicable to the covenants in Section 9 of this Agreement. Therefore, the Company and the Officer have attempted to limit the Officer’s right to compete only to the extent necessary to protect (i) the Company from unfair competition and (ii) the Company’s Confidential Information, goodwill and its operations and business. Consequently, the Company and the Officer hereby specifically agree that, in the event that any covenant contained in Section 9 of this Agreement shall be determined by any court, arbitrator or other constituted legal authority to be effective in any particular area or jurisdiction only if such covenant is modified to limit its duration or scope, such covenant may be reformed or modified by the judgment or order of such court, arbitrator or authority to reflect a lawful and enforceable duration and scope. Such covenant automatically shall be deemed to be amended and modified with respect to that particular area or jurisdiction so as to comply with the judgment or order of such court, arbitrator or authority and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written. If any covenants contained in this Section 9 shall be held by any court, arbitrator or other constituted legal authority to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this provision, such covenant automatically shall be deemed to be amended so as to eliminate therefrom that particular area or jurisdiction as to which such covenant is so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

10. Remedies. With regard to Sections 6 through 9:

(a) The Officer acknowledges that: (i) the covenants of the Officer in Sections 6 through 9 (“Covenants”) contain limitations as to geography, time and scope which are reasonable and do not impose a greater restraint than is necessary to protect Company, the Related Companies and their respective affiliates from direct financial harm, (ii) the Covenants are ancillary to the other provisions of this Agreement, particularly the provisions of Section 6 concerning confidentiality and return of Company property and (iii) the disclosure of Confidential Information contrary to Section 6 would in all likelihood be inevitable during the course of any breach of Section 9.

(b) The Officer’s obligations in Sections 6 through 9 shall be deemed cumulative of any other related obligations between the Officer and Company that may co-exist as of the effective date of this Agreement.

(c) If the Officer breaches, or threatens to commit a breach of, any of the provisions of Sections 6 through 9, the Company shall have the following rights and remedies, each of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(i) Specific Performance. The right and remedy to have the provisions of Sections 6 through 9 specifically enforced by any court having jurisdiction, and the Officer hereby consents that temporary or permanent injunctive relief may be granted, all without the need to post a bond or any other security or to prove actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will in all likelihood cause immediate and irreparable injury to the Company for which monetary damages would not provide an adequate remedy; and

(ii) Accounting and Indemnification. The right and remedy to require the Officer (A) to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Officer or any associated party deriving such benefits as a result of any such breach of the provisions of Sections 6 through 9, and (B) to indemnify the Company against any other losses, damages, costs and expenses, including actual attorneys fees and court costs, which may be incurred by it and which result from or arise out of or relate to any such breach or threatened breach of the provisions of Sections 6 through 9.

(d) In the event that the Officer breaches any of the covenants contained in Section 9, the running of the two (2) year period specified in Section 9 shall be tolled for so long as such breach continues.

11. Successors.

(a) This Agreement is personal to the Officer and shall not be assignable by the Officer. This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. THE OFFICER ACKNOWLEDGES AND AGREES THAT THE COMPANY MAY ASSIGN THE AGREEMENT TO ANY SUCCESSOR TO ITS BUSINESS.

12. Miscellaneous.

(a) Governing Law. This Agreement shall be subject to and governed by the laws of the State of Rhode Island, excluding any conflicts of law rule or principle that might refer the construction hereof to the laws of another state.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested) or sent by Federal Express or other recognized overnight courier guaranteeing next business day delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to the Company, to:

Dynamic Marketing I, Inc.

6911 Bryan Dairy Road, Suite 210

Largo, Florida 33777

Attention: Mandeep Taneja

Telephone No.: (727) 329-1845

Facsimile No. (727) 329-1846

if to the Officer, to:

Mr. Gregg Madsen

7 Penny Lane

Cranston, RI 02921

With a required copy to:

Reavis + Haskell LLC

55 Dorrance Street (Suite 200)

Providence, Rhode Island 02903

Telephone No.: (401) 272-5520

Facsimile No.: (401) 272-5501

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice or change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if telecopied during the recipient’s normal business hours and if a telecopy confirmation is received, three (3) business days after the date of mailing, if mailed by registered or certified mail, return receipt requested, and one business day after the date of sending, if sent by Federal Express or other recognized overnight courier.

(c) Amendments. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Officer or, in the case of a waiver, by the party against whom the waiver is to be effective.

(d) No Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(e) Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

(f) Entire Agreement. This Agreement contains, and is intended as, and represents a complete statement of all of the terms, understandings and the arrangements among the parties hereto with respect to the matters provided for herein, supersede any previous or contemporaneous agreements and understandings whether oral or written between the parties hereto with respect to those matters and cannot be changed or terminated except as provided in this Agreement.

(g) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

(h) Arbitration. By signing this Agreement, the Officer acknowledges that any claim arising out of or relating to this Agreement or the breach of this Agreement or your employment by the Company must be submitted and resolved by, binding arbitration except that any claim by the Company for which it seeks an injunction or other equitable relief (Sections 9 and 10) shall not be submitted to or subject to arbitration unless you and the Company agree otherwise in writing. You understand that you and the Company are agreeing to submit all other claims to arbitration. All questions pertaining to the arbitrability of a particular claim or defense shall be determined by the arbitrator or arbitrators. Any such arbitration will be administered by the American Arbitration Association under its Employment Arbitration Rules at Providence, Rhode Island. The award entered by the arbitrator will be final and binding in all respects. EXCEPT AS PROVIDED IN SECTIONS 9 AND 10, THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION, AND ONLY THE ARBITRATORS, NOT A JUDGE OR JURY, WILL DECIDE SUCH DISPUTE.

(i) Survival. Sections 2(c), 6 through 10 and 12(h) of this Agreement shall survive the termination of this Agreement.

(j) The prevailing party in any legal or arbitration proceeding brought under or to enforce this Agreement shall be entitled to recover court and or arbitration costs and reasonable attorneys’ fees from the non-prevailing party.

(k) Interpretation. The following provisions shall be applied wherever appropriate herein: (i) ”herein,” “hereby,” “hereunder,” “hereof,” “hereto” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used, (ii) ”including” means “including without limitation” and is a term of illustration and not of limitation (iii) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural, (iv) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders, (v) neither this Agreement nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any person as the principal draftsperson hereof or thereof, (vi) the section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement and (vii) any reference herein to a particular Section, Article, Exhibit or Schedule means a Section or Article of, or an Exhibit or Schedule to, this Agreement unless another agreement is specified.

(l) Legal Review. The Officer acknowledges and agrees that he has had reasonable time to consider the terms of this Agreement, has had an opportunity to consult with an attorney of his own choosing, and has relied fully and completely on his own judgment and the advice of his attorneys in deciding whether to execute this Agreement.

IN WITNESS WHEREOF, the Officer has hereunto set the Officer’s hand and, pursuant to the authorization from the Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

OFFICER:

/s/ Gregg Madsen
Gregg Madsen

COMPANY:

Dynamic Marketing I, Inc.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	Chief Executive Officer

GUARANTY

FOR VALUE RECEIVED, and in consideration for, and as an inducement to Officer to enter into the Employment Agreement, the undersigned guarantees to Officer, his successors and assigns, the full payment of all amounts due and owing to Officer under this Agreement. This Guaranty shall remain in full force and effect as to any renewal, modification or extension of this Agreement. Officer need not pursue any remedies against the Company before enforcing this Guaranty.

Dynamic Health Products, Inc.

By:	/s/ Mandeep K. Taneja
Name:	Mandeep K. Taneja
Title:	Chief Executive Officer